Exhibit 10.38

[LETTERHEAD OF HEALTHPOINTCAPITAL]

May 1, 2006

Alphatec Holdings, Inc.
2051 Palomar Airport Road
Suite 100
Carlsbad, California 92011
Att'n: Ronald G. Hiscock, President & CEO

  Re:
  Alphatec Holdings, Inc. ("AHI" or the "Company")

Dear Mr. Hiscock:

        We have invested approximately $40 million in AHI, are its principal investor, and are actively involved in the oversight of the Company and therefore knowledgeable about its operations and operating plans. We acknowledge that the financial projections for 2006 of AHI are based on substantial growth in revenues over the actual amounts recorded in 2005. We also are knowledgeable about the terms of the Company's new credit facility with the Bank of the West; including the financial covenants that the Company must meet to maintain the availability of its credit facility.

        AHI's operating plan includes utilizing its credit facility throughout the year to provide the operating funds at certain points. We believe that the Company will substantially meet its projections and be in compliance with its bank covenants throughout 2006. However, we acknowledge that if the Company is not able to meet its revenue projections or encounters unplanned costs, it may result in the Company being out of compliance with its covenants and consequently, the Company may be unable to utilize its credit facility or the credit facility may even be called. Accordingly, we agree to provide AHI with the funds necessary to continue to fund its operations throughout 2006.

        We have copied Ernst & Young LLP ("E&Y"), the Company's independent registered public accounting firm, on this letter as we understand that E&Y is required under its professional standards to evaluate the Company's ability to fund its operations through 2006. The letter supersedes and replaces our letter to E&Y dated February 2, 2006 and our letter to you dated April 17, 2006 regarding the subject matter hereof.

                      Sincerely,

                      /s/ JOHN H. FOSTER

                      John H. Foster
                      Chairman and Managing Director

cc: Richard Mejia, Jr., Partner, Ernst & Young LLP